                                                                    Exhibit 10-C

                          National Steel Corporation
                          --------------------------
                1993 Non-Employee Directors' Stock Option Plan
                ----------------------------------------------
                           Stock Option Cancellation
                           -------------------------
                 and Stock Appreciation Right Grant Agreement
                 --------------------------------------------


This Agreement (the "Agreement"), dated as of ______________ 1997, by and between National Steel Corporation (the "Company") and__________________
 ___________________(the "Grantee").

          WHEREAS, the Company maintains the 1993 Non-Employee Directors' Stock Option Plan (the "Plan"); and

          WHEREAS, the Plan provides for the grant of stock appreciation rights, including without limitation, in substitution for other awards previously granted under the Plan; and

          WHEREAS, the Grantee has previously been granted an option under the Plan to acquire ______ Shares at an exercise price of $ _____ per share pursuant to an agreement dated as of ________________ (the "Stock Option"); and

          WHEREAS, the Company wishes to grant to the Grantee a stock appreciation right in substitution for, and in exchange for the cancellation of, the Stock Option, and the Grantee wishes to receive from the Company such stock appreciation right in substitution for, and in exchange for the cancellation of, such Stock Option, in accordance with the terms and conditions set forth in this Agreement.

          NOW, THEREFORE, BE IT RESOLVED, that the Company and the Grantee hereby agree as follows:

          1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.

          2. Cancellation of Option. The Stock Option is hereby cancelled and of no further force or effect.

          3. Grant of Stock Appreciation Right. The Company hereby grants to the Grantee a Stock Appreciation Right (the "SAR"), with respect to _______ Shares at an exercise price of $____ per Share. The SAR shall become vested and exercisable with respect to all of the Shares on _______________. Upon exercise of the SAR, the Grantee shall be entitled to receive from the Company a cash payment equal to (a) the excess, if any, of the Fair Market Value of a Share on the date of such exercise over the exercise price of the SAR, multiplied by (b) the number of Shares with respect to which the SAR is then being exercised.

          4. Notice of Exercise. Notice of exercise of the SAR must be given in writing to the Senior Vice President, Administration and Secretary of the Company, or to such other person as the Company may hereafter specify in writing to the Grantee. The SAR shall be deemed exercised on the date on which such notice is received by the Company. Such notice may be given by personal delivery, facsimile, overnight courier or by mail.

          5. Other Terms and Conditions. The SAR shall be subject to the terms of the Plan and shall be further subject to all other terms and conditions that were applicable to the Stock Option immediately prior to its cancellation pursuant to this Agreement, including without limitation (a) the expiration date of the SAR and (b) the terms and conditions affecting the Grantee's right to exercise the SAR during and subsequent to the Grantee's service as a director of the Company.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   National Steel Corporation


                                   By: ___________________________
                                       Name:
                                       Title:


                                   ______________________________
                                       [Grantee]